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                                                                    Exhibit 5(b)

                            THELEN REID & PRIEST LLP
                                ATTORNEYS AT LAW
                               40 WEST 57TH STREET
NEW YORK                    NEW YORK, N.Y. 10019-4097
SAN FRANCISCO          TEL (212) 603-2000 FAX (212) 603-2001
WASHINGTON, D.C.               www.thelenreid.com
LOS ANGELES
SAN JOSE


                                                 New York, New York
                                                 July 13, 1998



     Minnesota Power, Inc.
     30 West Superior Street
     Duluth, Minnesota  55802

     Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-3 to be filed by Minnesota Power, Inc. (Company) on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 12,987 shares, without par value, of the Company's Common Stock (Stock) and the Preferred Share Purchase Rights attached thereto (Rights) (the Stock and the Rights being collectively referred to herein as the Shares) which are to be issued in connection with the Agreement and Plan of Reorganization dated June 17, 1998, between the Company, MP Water Resources Group, Inc., Vibration Correction Services, Inc., George M. Winkler and Kathleen E. Winkler.

                We are of the opinion that:

           1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

           2. All action necessary to make the Stock validly issued, fully paid and non-assessable and the Rights validly issued will have been taken when:

                    a) At a meeting or meetings of the Company's Board of Directors (or the Executive Committee of the Board of Directors)favorable action shall have been taken to approve and authorize the issuance and delivery of the Shares and any other action necessary to the consummation of the proposed issuance and delivery of the Shares;

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THELEN REID & PRIEST LLP
Minnesota Power, Inc.                      -2-                     July 13, 1998


                    b) The Minnesota Public Utilities Commission shall have authorized the issuance and delivery of the Shares;

                    c) The Stock shall have been issued and delivered for the consideration contemplated in the registration statement; and

                    d) The Rights shall have been issued in accordance with the terms of the Rights Agreement dated as of July 24, 1996 between the Company and the Corporate Secretary of the Company, as Rights Agent.


         We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. As to all matters of Minnesota law, we have relied with your consent upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., Vice President, General Counsel and Secretary of the Company.

         We hereby consent to the use of our name in such registration statement and to the use of this opinion as an exhibit thereto.




                                                  Very truly yours,

                                                  THELEN REID & PRIEST LLP

                                                  THELEN REID & PRIEST LLP